Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:

Kirk Richter

Vice President and Treasurer

(314) 286-8004

FOR IMMEDIATE RELEASE - St. Louis, MO, April 24, 2012

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS Q1 2012 DILUTED EPS OF $0.96, WITH DILUTED ADJUSTED EPS OF $0.99. SALES INCREASE 5% FOR Q1 2012. FULL YEAR 2012 DILUTED ADJUSTED EPS OUTLOOK OF $3.90 TO $4.05 REAFFIRMED.

HIGHLIGHTS:

2012 Results (all percentages are to comparable periods in 2011)

•

Q1 2012 reported sales increased 5% to $665 million, a new quarterly high. Q1 sales grew organically by 3% with Research and Fine Chemicals (“SAFC”) organic sales growth of 4% and 1%, respectively. Acquisitions contributed 4% to sales growth and changes in foreign currency exchange rates reduced otherwise reportable sales by 2%.

•

Q1 2012 reported diluted EPS was $0.96 compared to $0.97 in Q1 2011 with Q1 2012 diluted adjusted EPS of $0.99 compared to $0.94 in Q1 2011. Q1 2012 diluted adjusted EPS excludes $0.03 of one-time transaction costs associated with our recent acquisitions of BioReliance Holdings, Inc. (“BioReliance”) and Research Organics, Inc.

•	Reported and adjusted operating income for Q1 2012 increased to $172 million and $177 million, respectively, new quarterly highs.

•	Q1 2012 net cash provided by operating activities and free cash flow were $144 million and $112 million, respectively.

2012 Outlook (all percentages are compared to full year 2011 results)

•

Organic sales growth for the full year is expected to meet the Company’s previously forecasted growth of mid-single digits, with slightly lower organic sales growth continuing in the second quarter of 2012 and higher organic sales growth in the second half of the year.

•	Q1 2012 acquisitions of BioReliance and Research Organics are expected to increase 2012 sales growth by approximately 6%.

•	At current rates, foreign currency rate changes are expected to reduce otherwise reportable sales growth for the full year by approximately 2%.

•

Diluted adjusted EPS forecast for 2012 (excluding any new restructuring charges, one time transaction costs associated with acquisitions or any other special charges) of $3.90 to $4.05 is unchanged from our previous outlook.

•

At current rates, foreign currency rate changes are expected to reduce otherwise reportable diluted EPS by approximately $0.10 which is included in the outlook. This outlook also includes approximately $0.10 per diluted share of higher income tax expense resulting from a higher effective tax rate of 30—31% compared to 29% in 2011. A $0.05—$0.07 per share benefit from the acquisitions of BioReliance and Research Organics is included in this outlook. See 2012 Outlook below.

•	Net cash provided by operating activities and free cash flow are expected to be approximately $550 million and $425 million, respectively, for 2012, each a $25 million increase from our prior outlook.

CEO’s STATEMENT:

Commenting on first quarter 2012 performance, President and CEO Rakesh Sachdev said, “We are pleased with our reported sales of $665 million and diluted adjusted EPS of $0.99 which are the best quarterly results in our history. The 4% organic growth in our Research business was slightly higher than our expectation, even as uncertainties in the global economic environment and in pharma and academic research funding in the U.S. and Europe continued. SAFC had its strongest quarter ever with sales of $197 million. As expected, the organic sales growth rate for SAFC in the first quarter was in the low single digits due to the pre-buy in the SAFC Bioscience business in early 2011, temporary market weakness in the LED markets and production capacity constraints in Hitech. We continue to expect sales growth in SAFC to move from low to mid single digits in the first half of the year to low double digits for the second half.

Following the acquisition of BioReliance in January 2012, we continued to pursue our M&A strategy to add bolt-on businesses with the recently announced acquisition of Research Organics, a leading supplier of high purity biochemicals for use in life sciences markets. This acquisition is an outstanding complement to SAFC’s existing raw materials portfolio and is expected to help us provide our customers more innovative and enhanced quality solutions and true dual sourcing of biological buffers.”

Sachdev concluded, “We’ve reaffirmed our organic sales expectation for 2012 of mid-single digit percentage growth. Our plans are to continue to execute on our Research business’ strategic initiatives to drive sales of our analytical chemistry, biology and materials science products, and to deliver high single digit organic sales growth in SAFC. We also plan to continue to enhance our e-commerce and Asia Pacific and Latin American market sales. In addition, the acquisitions of BioReliance and Research Organics are expected to add roughly 6% to Sigma-Aldrich’s sales growth in 2012. We’ve also reaffirmed our diluted adjusted EPS outlook for 2012 in the range of $3.90 to $4.05. Our plan is to continue prudent cost control without sacrificing a commitment to longer term growth initiatives as we deal with market uncertainties. Our management team remains fully engaged and committed to deliver this performance.”

2012 RESULTS:

Reported sales for the first quarter of 2012 of $665 million increased 5% over the first quarter of 2011. Excluding changes in foreign currency exchange rates which reduced otherwise reportable sales by 2% and acquisitions which increased sales by 4%, first quarter organic sales growth was 3%. First quarter sales for the Company’s Research business grew organically by 4%, driven by strong growth in the Asia Pacific and Latin American regions. First quarter sales for the SAFC business grew organically by 1%

over the first quarter of 2011, in-line with expectations. SAFC sales were impacted by tougher comparisons related to the customer pre-buy in the SAFC Bioscience business early in 2011 arising out of our plant consolidations, temporary weakness in the LED markets and production capacity constraints in Hitech. We expect Hitech capacity to start ramping up beginning in Q2 2012 with the opening of a new plant in Taiwan. A reconciliation of reported to adjusted (organic) sales can be found on page 10.

The adjusted operating income margin in the first quarter of 2012 was 26.6% of sales compared to 26.9% of sales in the first quarter of 2011. The benefit to operating margins from the higher sales levels was offset primarily by higher amortization of intangible assets related to our recent acquisitions. Amortization of acquisition related intangibles amounted to $6 million, or $0.03 per diluted share in the first quarter of 2012 compared to $3 million or $0.02 per diluted share in the first quarter of 2011. First quarter 2012 adjusted operating income excludes $5 million, or $0.03 per diluted share, of one-time transaction costs associated with our recent acquisitions of BioReliance and Research Organics. A reconciliation of reported to adjusted operating income and margin is provided on page 11.

The effective tax rate for the first quarter of 2012 was 32% compared to 28% in the first quarter of 2011. The first quarter 2011 tax rate included a benefit from the resolution and related release of certain tax contingencies amounting to $0.04 per diluted share. The effective tax rate for all of 2012 is expected to be approximately 30% to 31% of pretax income.

Free cash flow (defined on page 9) for the first quarter of 2012 was $112 million, compared to $133 in the first quarter of 2011. Higher capital spending primarily associated with the completion of new facilities in the U.S and Asia-Pacific region and higher uses of cash for working capital to support sales growth were the primary drivers for the lower free cash flow. A reconciliation of net cash provided by operating activities to free cash flow is provided on page 11.

Other highlights include:

•	Worldwide sales of Research products through the Company’s website were $232 million and grew organically by 8% in the first quarter of 2012 when compared to the first quarter of 2011.

•

Sales in the Asia Pacific and Latin America markets continued to show strength with reported and organic growth of 13% and 9%, respectively, in the first quarter of 2012. Japan had strong organic sales growth of 7% in Q1 2012. The acquisition of Vetec Quimca SA (“Vetec”) in Brazil increased reported international sales by 4% for the quarter. In the Company’s focus markets of China, India and Brazil, sales collectively grew 21% and 13% on a reported and organic basis, respectively, for the first quarter of 2012. The acquisition of Vetec increased reported sales in these focus markets by 11%.

•	SAFC’s booked orders for future delivery at March 31, 2012 increased by 5% from December 31, 2011 and 13% from March 31, 2011.

2012 OUTLOOK:

•	Organic sales growth is expected to be in the mid single digit range for 2012, unchanged from our previous outlook. Significant factors in our sales outlook include:

•

Research Business: Uncertainties in the U.S. and Europe around the macroeconomic environment and austerity measures are expected to continue for our Research business for the balance of 2012. We believe that growth in emerging markets and the programs we have initiated in the faster growing segments of Research, especially in the analytical chemistry, biology and materials science sectors, should enable us to achieve low to mid single digit organic sales growth for all of 2012.

•

SAFC Business: We expect low to mid single digit growth to continue in the second quarter of 2012 with low double digit growth in the second half of the year due in large part to additional capacity coming on line in Taiwan.

•	At current exchange rates, changes in foreign currency are expected to reduce otherwise reported sales growth by approximately 2% compared to the prior year.

•	The recent acquisitions of BioReliance and Research Organics are expected to increase sales by approximately 6%.

•

Diluted adjusted EPS forecast for 2012 (excluding any new restructuring charges, transaction costs associated with acquisitions and other one time charges) is expected to be $3.90 to $4.05, unchanged from our previous outlook.

•

This outlook includes an approximate $0.10 reduction in otherwise reportable diluted EPS when compared to 2011 due to changes in foreign currency exchange rates. Also reflected in this outlook is a higher anticipated effective tax rate of 30% to 31% in 2012 which will reduce otherwise reportable diluted EPS by approximately $0.10 when compared to 2011.

•	The acquisitions of BioReliance and Research Organics are expected to add approximately $0.05 to $0.07 to our diluted EPS in 2012.

•

This outlook also includes the amortization of intangibles associated with acquisitions of $0.15 per diluted share in 2012 compared to $0.07 per diluted share in 2011. This amortization is likely to reduce otherwise reportable operating margin by approximately 50 basis points in 2012.

•	We constantly evaluate changes in our markets and macroeconomic factors and will make appropriate adjustments to our cost structure in ways that will enable us to deliver on our commitments.

•	Free cash flow for 2012 is expected to be approximately $425 million, up from $400 million in our previous outlook.

•	Net cash provided by operating activities is expected to be approximately $550 million.

•	Capital expenditures are expected to be approximately $125 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the first quarter of 2012 was $144 million compared to $151 million for the first quarter of 2011. Higher use of cash for working capital to support higher sales levels was the primary contributor to the decline in operating cash flow. Capital expenditures were $32 million in the first quarter of 2012 compared to $18 million in the first quarter of 2011. Free cash flow of $112 million for the first quarter of 2012, $193 million of short-term debt and the partial use of cash on hand were used to fund $389 million of acquisitions, pay $24 million in dividends and return $25 million to shareholders through share repurchases. The Company’s debt to capital ratio was 24% at March 31, 2012 and 19% at December 31, 2011.

Share Repurchases: We acquired 0.4 million shares in the first quarter of 2012 at an average share price of $71.86. There were 121 million shares outstanding at March 31, 2012. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial, business environment and projections, and relate to matters that are not historical facts. Such statements are preceded by, followed by or include the words “believes,” “can,” “expects,” “plans,” “anticipates,” “should,” “enhances,” “estimates,” “forecasts,” “will” or similar expressions. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company’s expectations, goals, beliefs, intentions, outlook, plans and the like regarding future sales, earnings, return on equity, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. Such statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release due to such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for the Company’s products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research and SAFC business units, (6) dependence on uninterrupted manufacturing operations and global supply chain, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10 – Income Taxes, to the Company’s consolidated financial statements included in Item 8, Part II in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “10-K”), (9) exposure to litigation, including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) the outcome of the outstanding matters described in Note 11 – Contingent Liabilities and Commitments, to the Company’s consolidated financial statements included in Item 8, Part II in the 10-K and (15) acquisitions or divestitures of businesses. A further discussion of the Company’s risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical, organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 40 countries and has nearly 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website, at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (i.e., U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 10 and 11 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2012 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income and EPS; adjusted operating income margin (reconciled on page 11); and free cash flow (defined on page 9). Due to the uncertain timing of future restructuring and other special charges we are unable to include these charges in the 2012 diluted adjusted EPS forecast or provide reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended March 31,
	2012	2011
Net sales	$665	$632
Cost of products sold	310	296

Gross profit	355	336
Selling, general and administrative expenses	160	148
Research and development expenses	18	18
Restructuring costs	—	3
Acquisition transaction costs	5	—

Operating income	172	167
Interest, net	1	2

Income before income taxes	171	165
Provision for income taxes	54	46

Net income	$117	$119

Net income per share - Basic	$0.97	$0.98

Net income per share - Diluted	$0.96	$0.97

Weighted average number of shares outstanding - Basic	121	122

Weighted average number of shares outstanding - Diluted	122	123

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets (Unaudited)

(in millions)

	(Unaudited)
	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$558	$665
Accounts receivable, net	392	319
Inventories	697	668
Deferred taxes	37	55
Other	75	86

Total current assets	1,759	1,793

Property, plant and equipment:
Land	$56	$51
Buildings and improvements	794	764
Machinery and equipment	959	888
Construction in progress	107	120
Less - accumulated depreciation	(1,092)	(1,060)

Property, plant and equipment, net	824	763

Goodwill, net	698	466
Intangibles, net	297	159
Other	93	100

Total assets	$3,671	$3,281

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$414	$221
Accounts payable	156	143
Payroll	65	67
Income taxes	48	34
Other	85	73

Total current liabilities	768	538

Long-term debt	300	300
Pension and post-retirement benefits	147	143
Deferred taxes	66	22
Other	74	79

Total liabilities	1,355	1,082

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	242	225
Common stock in treasury	(2,181)	(2,165)
Retained earnings	4,000	3,907
Accumulated other comprehensive income	53	30

Total stockholders' equity	2,316	2,199

Total liabilities and stockholders' equity	$3,671	$3,281

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$117	$119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32	26
Deferred income taxes	20	2
Stock-based compensation expense	6	5
Restructuring costs, net of payments	—	2
Other	(3)	1
Changes in assets and liabilities:
Accounts receivable	(46)	(48)
Inventories	(16)	(12)
Accounts payable	6	15
Income taxes	13	33
Other, net	15	8

Net cash provided by operating activities	144	151

Cash flows from investing activities:
Capital expenditures	(32)	(18)
Purchases of short-term investments	(16)	(4)
Proceeds from sales of short-term investments	21	16
Acquisitions of businesses, net of cash acquired	(389)	(20)
Other, net	(3)	(1)

Net cash used in investing activities	(419)	(27)

Cash flows from financing activities:
Net issuance (repayment) of short-term debt	193	(50)
Dividends	(24)	(21)
Share repurchases	(25)	(22)
Proceeds from exercise of stock options	14	14
Excess tax benefits from stock-based payments	7	2

Net cash provided by/(used in) financing activities	165	(77)

Effect of exchange rate changes on cash	3	7

Net change in cash and cash equivalents	(107)	54
Cash and cash equivalents at January 1	665	569

Cash and cash equivalents at March 31	$558	$623

Free cash flow(1)	$112	$133

(1)	Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended March 31, 2012
		Currency	Acquisition	Adjusted
	Reported	Benefit	Benefit	(Organic)
Research Chemicals	4%	(2%)	2%	4%
SAFC	9%	(1%)	9%	1%

Total Customer Sales	5%	(2%)	4%	3%

Business Unit Sales

(in millions)

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total 2012
Research Chemicals	$468	$—	$—	$—	$468
SAFC	197	—	—	—	197

Total Customer Sales	$665	$—	$—	$—	$665

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total 2011
Research Chemicals	$452	$454	$446	$425	$1,777
SAFC	180	183	180	185	728

Total Customer Sales	$632	$637	$626	$610	$2,505

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Reported net income to Adjusted net income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Reported net income	$117	$119	$0.96	$0.97
Acquisition transaction costs	4	—	0.03	—
Restructuring costs	—	2	—	0.01
Tax Benefit	—	(5)	—	(0.04)

Adjusted net income	$121	$116	$0.99	$0.94

Income Statement Ratios

	Three Months Ended March 31,
	2012	2011
Gross profit	53.4%	53.2%
S,G&A expenses	24.1%	23.4%
Acquisition transaction costs	0.7%	—
Operating income	25.9%	26.4%
Net income	17.6%	18.8%
Effective tax rate	31.6%	27.9%

Reconciliation of Reported Operating Income to Adjusted Operating Income

	Three Months Ended March 31,
	2012	2011
Reported operating income	$172	$167
Acquisition transaction costs	5	—
Restructuring costs	—	3

Adjusted operating income	$177	$170

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended March 31,
	2012	2011
Reported operating income margin	25.9%	26.4%
Acquisition transaction costs	0.7%	—
Restructuring costs	—	0.5%

Adjusted operating income margin	26.6%	26.9%

Reconciliation of Free Cash Flow

(in millions)

	Three Months Ended March 31,
	2012	2011
Net cash provided by operating activities	$144	$151
Less: Capital expenditures	(32)	(18)

Free cash flow	$112	$133